Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial data presented below is derived from the Registrant’s historical consolidated financial statements and the historical financial statements of the Shreveport Partnership. These financial statements have been adjusted to give effect to the Registrant’s acquisition of the Shreveport Partnership.

The unaudited pro forma condensed combined financial statements contained herein use the purchase method of accounting, with the Registrant treated as the acquirer and as if the acquisition of the Shreveport Partnership had been completed on March 31, 2004 for purposes of the unaudited pro forma condensed combined balance sheet information, and on January 1 of each respective period presented for purposes of the unaudited pro forma condensed combined statements of operations information.

The actual amounts that the Registrant records on its final assessment of fair values may differ materially from the information presented in this unaudited pro forma condensed combined financial information. Amounts preliminarily allocated to intangible assets with indefinite lives and to tangible and intangible assets with definite lives may change significantly, and amortization methods and useful lives may differ from the assumptions that the Registrant used in this unaudited pro forma condensed combined financial information, any of which could result in a material change in depreciation and amortization expense.

The unaudited pro forma condensed combined financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that the Registrant would have reported had the acquisition of the Shreveport Partnership been completed as of the dates presented, and should not be taken as representative of the Registrant’s future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial statements of the Registrant are prepared in accordance with Article 11 of Regulation S-X.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2004

(dollars in thousands)

	Boyd Gaming Historical	Shreveport Partnership Historical (i)	Pro Forma Adjustments		Combined Company Pro Forma
ASSETS
Cash and cash equivalents	$73,838	$11,325	$—		$85,163
Restricted cash	14,947	—	—		14,947
Accounts receivable, net	14,435	—	—		14,435
Inventories	4,497	924	—		5,421
Prepaid expenses and other	18,302	—	—		18,302
Deferred tax asset	9,223	—	—		9,223

Total current assets	135,242	12,249	—		147,491

Property and equipment, net	950,472	164,656	(8,489	)(d)	1,106,639
Investment in Borgata, net	272,331	—	—		272,331
Other assets, net	55,962	—	—		55,962
Goodwill, net	862	—	—		862
Intangible assets, net	448,648	—	30,279	(c)	478,927

Total assets	$1,863,517	$176,905	$21,790		$2,062,212

LIABILITIES and EQUITY
Current maturities of long-term debt	$2,470	$—			$2,470
Accounts payable	24,579	—	—		24,579
Construction payables	5,597	—	—		5,597
Accrued and other liabilities	169,294	3,628	—		172,922

Total current liabilities	201,940	3,628	—		205,568

Long-term debt, net	1,075,557	—	195,067	(a)	1,270,624
Deferred income taxes and other liabilities	130,313	—	—		130,313
Stockholders’ equity:
Partners’ equity	—	173,277	(8,489	)(d)	—
			(164,788	)(b)
Preferred stock	—	—	—		—
Common stock	655	—	—		655
Treasury stock	—	—	—		—
Additional paid in capital	167,732	—	—		167,732
Retained earnings	291,917	—	—		291,917
Accumulated other comprehensive losses, net	(4,597)	—	—		(4,597)

Total equity	455,707	173,277	(173,277)		455,707

Total liabilities and equity	$1,863,517	$176,905	$21,790		$2,062,212

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements,

which are an integral part of these statements, beginning on page 5.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2004

(dollars in thousands, except per share amounts)

	Boyd Gaming Historical	Shreveport Partnership Historical	Pro Forma Adjustments		Combined Company Pro Forma
Revenues
Gaming	$282,719	$42,435	$—		$325,154
Food and beverage	43,709	5,377	—		49,086
Room	20,621	4,191	—		24,812
Other	19,259	893	—		20,152

Gross revenues	366,308	52,896	—		419,204
Less promotional allowances	36,270	9,202	—		45,472

Net revenues	330,038	43,694	—		373,732

Costs and expenses
Gaming	140,109	19,188	—		159,297
Food and beverage	24,530	4,172	—		28,702
Room	5,894	1,238	—		7,132
Other	19,745	813	—		20,558
Selling, general and administrative	52,683	3,290	—		55,973
Maintenance and utilities	13,265	4,409	—		17,674
Depreciation and amortization	24,974	—	3,600	(d)	28,624
			50	(e)
Corporate expense	6,268	—	—		6,268
Write-downs, reserves and recoveries	—	126	—		126

Total	287,468	33,236	3,650		324,354

Operating income from Borgata	13,144	—	—		13,144

Operating income	55,714	10,458	(3,650)		62,522

Other income (expense)
Interest income	47	—	—		47
Interest expense, net	(17,842)	(3,188)	3,188	(f)	(19,427)
			(1,585	)(g)
Other expense from Borgata, net	(6,460)	—	—		(6,460)

Total	(24,255)	(3,188)	1,603		(25,840)

Income before provision for income taxes	31,459	7,270	(2,047)		36,682
Provision for income taxes	17,994	—	(3,688	)(h)	14,306

Net income	$13,465	$7,270	$1,641		$22,376

Net income per common share:
Basic	$0.21				$0.34

Diluted	$0.20				$0.34

Shares used in calculating net income per common share:
Basic	65,266				65,266

Diluted	66,661				66,661

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements,

which are an integral part of these statements, beginning on page 5.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

(dollars in thousands, except per share amounts)

	Boyd Gaming Historical	Shreveport Partnership Historical	Pro Forma Adjustments		Combined Company Pro Forma
Revenues
Gaming	$1,073,736	$169,988	$—		$1,243,724
Food and beverage	165,899	21,712	—		187,611
Room	76,819	14,964	—		91,783
Other	78,075	3,873	—		81,948

Gross revenues	1,394,529	210,537			1,605,066
Less promotional allowances	141,459	33,568	—		175,027

Net revenues	1,253,070	176,969	—		1,430,039

Costs and expenses
Gaming	535,388	93,176	—		628,564
Food and beverage	96,096	6,507	—		102,603
Room	22,058	1,551	—		23,609
Other	81,706	2,324	—		84,030
Selling, general and administrative	194,180	13,958	—		208,138
Maintenance and utilities	56,581	16,996	—		73,577
Depreciation and amortization	94,224	9,611	4,889	(d)	108,924
			200	(e)
Corporate expense	22,595	—	—		22,595
Write-downs, reserves and recoveries	—	741	—		741

Total	1,102,828	144,864	5,089		1,252,781

Operating loss from Borgata	(1,442)	—	—		(1,442)

Operating income	148,800	32,105	(5,089)		175,816

Other income (expense)
Interest income	318	250	—		568
Interest expense, net	(74,549)	(12,750)	12,750	(f)	(81,228)
			(6,679	)(g)
Other expense from Borgata, net	(8,754)	—	—		(8,754)

Total	(82,985)	(12,500)	6,071		(89,414)

Income before provision for income taxes	65,815	19,605	982		86,402
Provision for income taxes	24,882	—	8,815	(h)	33,697

Net income	$40,933	$19,605	$(7,833)		$52,705

Net income per common share:
Basic	$0.64				$0.82

Diluted	$0.62				$0.80

Shares used in calculating net income per common share:
Basic	64,293				64,293

Diluted	66,163				66,163

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements,

which are an integral part of these statements, beginning on page 5.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma condensed combined financial statements present the pro forma financial position and results of operations of the Registrant and the Shreveport Partnership, on a combined basis, which the Registrant refers to as the “combined company,” based upon historical financial information after giving effect to the acquisition of the Shreveport Partnership and the adjustments described in these footnotes. The unaudited pro forma condensed combined financial statements use the purchase method of accounting, with the Registrant treated as the acquirer and as if the Shreveport Partnership acquisition had been completed on March 31, 2004 for purposes of the unaudited pro forma condensed combined balance sheet information, and on January 1 of each respective period presented for purposes of the unaudited pro forma condensed combined statements of operations information.

The unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the Shreveport Partnership acquisition actually taken place on January 1 of each respective period presented and do not purport to be indicative of the effects that may be expected to occur in the future.

The Registrant’s pro forma condensed combined financial statements are prepared in accordance with Article 11 of Regulation S-X.

2. Pro Forma Shreveport Partnership Acquisition

The estimated aggregate consideration that would have been paid had the acquisition occurred on March 31, 2004 is as follows (in thousands):

Cash consideration for partnership units	$190,000
Estimated costs for net current assets and other transaction costs	5,067

Aggregate estimated acquisition costs	$195,067

The allocation of the purchase price, which is subject to change based on a final valuation of the assets acquired and liabilities assumed as of the closing date of the acquisition, is as follows (in thousands):

Current assets	$12,249
Property and equipment	156,167
Intangible assets	30,279
Assumed liabilities	(3,628)

$195,067

The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired and the fair values of liabilities assumed as of the closing date of the acquisition. The purchase price allocation will remain preliminary until the Registrant obtains a third party valuation of significant identifiable intangible assets acquired and determine the fair value of other assets and liabilities acquired. The final determination of the purchase price will be completed as soon as practicable. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

The amount allocated to intangible assets has been attributed to the following categories (in thousands):

Intangible license rights	$29,279
Customer list	1,000

$30,279

The intangible license rights represent the estimated value of the Louisiana gaming license acquired in the Shreveport Partnership acquisition and is expected to be assigned an indefinite life and will not be amortized. The customer list acquired in the Shreveport Partnership acquisition is expected to be amortized using the straight-line method over its estimated useful life, which is assumed to be five years for purposes of the pro forma financial information.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

3. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a) To reflect the issuance of new debt to finance the consideration for the Shreveport Partnership acquisition, including related transaction costs.

(b) To eliminate the historical equity of the Shreveport Partnership.

(c) To reflect the intangible assets arising from the transaction.

(d) The Shreveport Partnership ceased depreciation and amortization of its assets during 2003 at the time its assets were classified as held for sale. The pro forma adjustments reflect an estimate to present a full period of depreciation and amortization expense related to the assets of the Shreveport Partnership.

(e) To reflect the increase in depreciation and amortization expense due to the amortization of definite lived intangible assets arising from the acquisition of the Shreveport Partnership.

(f) To eliminate the interest expense from the historical books of the Shreveport Partnership.

(g) To reflect the pro forma interest expense resulting from the financing of the Shreveport Partnership acquisition using an estimated interest rate of 3.25%. A 0.125% change in the estimated interest rate would affect pro forma interest expense by approximately $0.3 million per annum.

(h) To reflect a combined U.S. Federal and state effective tax rate of 39% on the pro forma pre-tax income of the combined company.

(i) The balance sheet data represents only those certain assets and liabilities that will be acquired from the Shreveport Partnership.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

4. Sensitivity to Fair Value Estimates

Certain of the pro forma adjustments incorporate our preliminary estimates of the fair value of the business that the Registrant is acquiring. Early indications are that the excess of the purchase price that the Registrant has agreed to pay in connection with the Shreveport Partnership acquisition over the preliminary estimates of the fair value of this business may be assigned to non-amortizable indefinite life intangible assets as opposed to depreciable fixed assets or amortizable intangible assets. The Registrant intends to obtain an independent third-party valuation of the assets acquired and liabilities assumed in order to assist its management in developing a definitive allocation of the purchase price paid in connection with the Shreveport Partnership acquisition. As a result, the final purchase price allocation may result in some amounts being assigned to tangible or definite life intangible assets apart from indefinite life intangible assets. To the extent that any amount is assigned to a tangible or definite life intangible asset, this amount may ultimately be depreciated or amortized, as appropriate, to earnings over the expected period of benefit of the asset. To the extent that any amount remains as indefinite life intangible assets, this amount would not be subject to either depreciation or amortization but would be subject to periodic impairment testing and, if necessary, would be written down to fair value should circumstances warrant.

The table below shows the potential increase in pro forma depreciation or amortization expense if certain amounts of the other indefinite life intangible assets identified in Note 2 were ultimately assigned to tangible or definite life intangible assets. For purposes of calculating this sensitivity analysis, the Registrant has applied the straight-line method of depreciation or amortization over an estimated useful life of 30 years to various fair values, and the diluted earnings per share has been tax affected using a 39% effective tax rate. The resulting pro forma adjustments for the three month period ended March 31, 2004 and for the year ended December 31, 2003 are as follows (in thousands):

	Three Months Ended March 31, 2004		Year Ended December 31, 2003
Amount Allocated to Fixed or Intangible Assets from Other Indefinite Life Intangible Assets Preliminarily Assigned in Note 2	Increase in Pro Forma Depreciation and Amortization Expense	Decrease in Pro Forma Diluted Earnings Per Share	Increase in Pro Forma Depreciation and Amortization Expense	Decrease in Pro Forma Diluted Earnings Per Share
20% of Preliminary Other Indefinite Life Intangible Assets	$49	$0.00	$195	$0.00
40% of Preliminary Other Indefinite Life Intangible Assets	$98	$0.00	$390	$0.00
60% of Preliminary Other Indefinite Life Intangible Assets	$146	$0.00	$586	$0.00
80% of Preliminary Other Indefinite Life Intangible Assets	$195	$0.00	$781	$0.01
100% of Preliminary Other Indefinite Life Intangible Assets	$244	$0.00	$976	$0.01